UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 6, 2014

THIRD POINT REINSURANCE LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36052	98-1039994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
The Waterfront, Chesney House
96 Pitts Bay Road
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 441 542-3300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
        (b), (c) and (e) Changes to Executive Management Team and Related Modifications to Compensatory Arrangements
On November 6, 2014, Third Point Reinsurance Ltd. (the “Company”) announced the extension of the term of the employment agreement of John Berger, its Chief Executive Officer, for a further three years from December 22, 2014. Mr. Berger’s employment agreement, as amended, will be extended automatically for an additional year on the third anniversary of the employment agreement amendment commencement date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 days prior to such anniversary. The initial term under Mr. Berger’s existing employment agreement would have expired on December 22, 2014, with automatic one year extensions on such date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 days prior to such anniversary.
The Company also announced changes to its executive management team. J. Robert Bredahl, currently the Company’s Chief Financial Officer and Chief Operating Officer, will be promoted to the position of President (subject to the approval of the Bermuda Department of Immigration) and Chief Operating Officer, and Christopher Coleman, currently the Company’s Chief Accounting Officer, will succeed Mr. Bredahl as Chief Financial Officer of the Company, in each case effective November 10, 2014.
Mr. Bredahl is currently the Company’s Chief Financial Officer and Chief Operating Officer and has served in these positions since February 2012. Prior to joining the Company in February 2012, Mr. Bredahl was the Chief Executive Officer of Aon Benfield Securities, Aon’s Investment Banking Group, and the President of the Americas division of Aon Benfield, the premier reinsurance intermediary and capital advisor, from November 2008 to January 2012. Prior to Aon’s acquisition of Benfield in November 2008, Mr. Bredahl held various senior level positions at Benfield and at the time of acquisition was Chief Executive Officer of Benfield U.S. Inc. and of Benfield Advisory. Prior to joining Aon Benfield in March 2002, he served as Chief Executive Officer of Inreon PLC and Managing Director and Head of U.S. Derivative Sales for Barclays Capital. Mr. Bredahl earned a Bachelor of Arts degree in Economics from Middlebury College. While at Aon Benfield Securities he held several securities licenses, including the Series 24, Series 7, and Series 63. Mr. Bredahl is 51.
Mr. Coleman is currently the Company’s Chief Accounting Officer and has served in this position since April 2013. Prior to joining the Company, Mr. Coleman was the Chief Financial Officer of Alterra Bermuda Limited, the principal operating subsidiary of Alterra Capital Holdings Limited (“Alterra”). Prior to Max Capital Group Ltd.’s acquisition of Harbor Point Limited to form Alterra in May 2010, Mr. Coleman was the Senior Vice President, Chief Accounting Officer of Harbor Point Limited. Mr. Coleman joined Harbor Point Limited in March 2006. From 2002 to 2006, Mr. Coleman worked for PricewaterhouseCoopers in Bermuda as a Senior Manager within the audit and advisory practice specializing in clients in the insurance and reinsurance industry. Mr. Coleman started his career with Arthur Andersen in 1995 working in the Hartford office before relocating to the Bermuda office in 2001. Mr. Coleman graduated from Central Connecticut State University in 1995 with a Bachelor of Science degree in Accounting. Mr. Coleman is a Certified Public Accountant and a Chartered Accountant and is a member of the American Institute of Certified Public Accountants and the Institute of Chartered Accounts of Bermuda. Mr. Coleman is 40. In connection with his promotion, Mr. Coleman’s base salary will be increased to $420,000 per annum and his employment agreement is expected to be modified to reflect his new position and salary and provide for a term of three years from the date of the promotion, automatically extending for an additional year on the third anniversary of the employment agreement amendment date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 days prior to such anniversary (from an initial term of one year with automatic one year extensions).

Item 8.01     Other Events
The Company also announced that Nicholas Campbell, currently the Company’s Senior Vice President, Underwriting, will be promoted to the position of Chief Risk Officer, effective November 5, 2014, succeeding Michael McKnight, who has resigned from the positions of the Company’s Chief Actuary and Chief Risk Officer.
A copy of the Company’s press release announcing these changes to the Company’s executive management team and the respective employment agreements is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

 Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 6, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2014	/s/ Tonya L. Marshall
	Name:	Tonya L. Marshall
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 6, 2014.